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                                                                 EXHIBIT 99.6


     The registrant hereby agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule to each of: (i) the Agreement and Plan of Merger, dated as of July 8, 2001, among divine, inc., DES Acquisition Company and eshare communications, Inc., and (ii) the Voting Agreement, dated as of July 8, 2001, between divine, inc. and Szlam Partners, L.P.


Dated: July 30, 2001

                                         divine, inc.


                                         By: /s/ MICHAEL P. CULLINANE
                                             ----------------------------------
                                             Michael P. Cullinane
                                             Executive Vice President, Chief
                                             Financial Officer and Treasurer